Exhibit 99.1

Filed by AbbVie Inc.

Pursuant to Rule 425

Under the Securities Act of 1933

Subject Company: Shire plc

Commission File No. for Registration Statement

on Form S-4 filed by AbbVie Private Limited: 333-198286

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

For immediate release	September 3, 2014

PRESS RELEASE

Revised GAAP earnings guidance for AbbVie Inc for the Financial Year ending December 31, 2014 and Third Quarter ending September 30, 2014; Confirms Adjusted Earnings Guidance

Following the announcement of the collaboration agreements with Calico Life Sciences LLC (Calico) and Infinity Pharmaceuticals Inc (Infinity), AbbVie is amending its earnings guidance on a GAAP basis for the year ending December 31, 2014 and the third quarter ending September 30, 2014 as follows:

Revised Full-Year 2014 GAAP guidance:

Excluding the potential impact of the transaction with Shire, AbbVie is reducing its full year 2014 earnings-per-share guidance range on a GAAP basis to $2.11 to $2.21 after reflecting a reduction of $0.47 per share in relation to the upfront investment as part of the collaboration agreement with Calico and a reduction of $0.11 per share in relation to the upfront investment in the Infinity collaboration.  The full amount of both investments will be treated as a specified expense in 2014.

In addition, excluding the potential impact of the transaction with Shire, AbbVie is confirming its adjusted earnings-per-share guidance for the full-year 2014 of $3.06 to $3.16.

AbbVie’s 2014 outlook continues to exclude any potential revenue from the expected 2014 U.S. launch of its hepatitis C (HCV) therapy.

Revised Third-Quarter 2014 GAAP guidance:

Excluding the potential impact of the transaction with Shire, AbbVie is also reducing its Q3 2014 earnings-per-share guidance range on a GAAP basis to $0.41 to $0.43 after reflecting the reduction of $0.27 per share in relation to the initial commitment of the upfront investments in Q3 as stated above.

In addition, excluding the potential impact of the transaction with Shire, AbbVie is confirming its adjusted earnings-per-share guidance for the third quarter 2014 of $0.77 to $0.79, which also continues to exclude any potential revenue from the expected 2014 U.S. launch of its hepatitis C (HCV) therapy.

Collaboration Announcements

Copies of the announcements regarding the collaboration agreements with Calico and Infinity are available on AbbVie’s website at www.abbvieinvestor.com/phoenix.zhtml?c=251551&p=irol-disclaimer-documents.

UK City Code

The Revised Full-Year 2014 GAAP guidance and Revised Third-Quarter 2014 GAAP guidance constitute profit forecasts under Rule 28 of the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers (the “Code”).

In accordance with Rule 28.4(a) of the Code, the principal assumptions upon which the forecasts are based are included at Schedule 1 to this announcement. In accordance with Rule 28.4(b) of the Code, there is a clear distinction in Schedule 1 between assumptions which the Directors of AbbVie (or other members of AbbVie’s management) can influence and those which they cannot influence.

The Revised Full-Year 2014 GAAP guidance and Revised Third-Quarter 2014 GAAP guidance have been reported on by PricewaterhouseCoopers LLP (“PwC”), the Company’s reporting accountants, and by J.P. Morgan Limited (“J.P. Morgan”), the Company’s financial advisers. Copies of their reports are included at Schedules 2 and 3 to this announcement. PwC and J.P. Morgan have given and not withdrawn their consent to publication of this announcement with the inclusion of their reports.

The Directors of AbbVie confirm that their previously issued Adjusted Full-Year 2014 Earnings Guidance and Adjusted Q3 Earnings Guidance remains valid, as the initial investment expense will be treated as a specified item, and that PwC and J.P. Morgan have confirmed that their reports issued in connection with Adjusted Full-Year 2014 Earnings Guidance and Adjusted Q3 Earnings Guidance in accordance with Rule 28.1 of the Code on June 23, 2014 and July 25, 2014 continue to apply with respect to that adjusted guidance. These reports are presented in the announcement titled “AbbVie Raises Outlook for 2014” issued on June 23, 2014 and “AbbVie Reports Second-Quarter 2014 Financial Results” issued on July 25,2014 available on AbbVie’s website at: www.abbvieinvestor.com/phoenix.zhtml?c=251551&p=irol-disclaimer-documents.

In accordance with Rule 30.4 of the Code, a copy of this announcement will be available on AbbVie’s website at www.abbvieinvestor.com.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories.  The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases.  AbbVie employs approximately 25,000 people worldwide and markets medicines in more than 170 countries.  For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com.  Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

No Offer or Solicitation

This release is provided for informational purposes only and does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this release in any jurisdiction in contravention of applicable law.

Additional Information and Where to Find it

In furtherance of the combination, AbbVie Private Limited (“New AbbVie”) has filed with the SEC a registration statement on Form S-4 containing a preliminary Proxy Statement of AbbVie that also constitutes a preliminary Prospectus of New AbbVie relating to the New AbbVie Shares to be issued to New AbbVie Stockholders in the combination. In addition, AbbVie, New AbbVie and Shire may file additional documents with the SEC. INVESTORS AND SECURITY HOLDERS OF ABBVIE AND SHIRE ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Those documents, when filed, as well as AbbVie’s and New AbbVie’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov, at AbbVie’s website at www.abbvieinvestor.com and at Shire’s website at www.shire.com. AbbVie plans to mail its stockholders the definitive proxy statement/prospectus after the registration statement on Form S-4 is declared effective by the SEC. It is expected that the New AbbVie shares to be issued to Shire shareholders under a scheme of arrangement will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof.

Participants in the Solicitation

AbbVie, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Proxy Statement/Prospectus. Information about the directors and executive officers of AbbVie is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 21, 2014, and its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 24, 2014. Other information regarding potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus when it is filed.

Non-GAAP Financial Results

Financial results for 2013 and 2014 are presented on both a reported and a non-GAAP basis.  Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period.  Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release.  AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business.  Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.  The company’s 2014 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

This release contains certain forward-looking statements with respect to a combination involving AbbVie and Shire. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that necessary regulatory approvals or stockholder approvals will not be obtained or any of the other conditions to the combination will not be satisfied, adverse effects on the market price of AbbVie Shares and on AbbVie’s or Shire’s operating results because of a failure to complete the combination, failure to realise the expected benefits of the possible combination, negative effects relating to the announcement of the possible combination or any further announcements relating to the possible combination or the consummation of the possible combination on the market price of AbbVie shares or Shire shares, significant transaction costs and/or unknown liabilities, general economic and business conditions that affect the combined companies following the consummation of the possible combination, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business combinations or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made in light of AbbVie’s or, as the case may be, Shire’s experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this release could cause AbbVie’s plans with respect to Shire, AbbVie’s or Shire’s actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this release. Additional information about economic, competitive, governmental, technological and other factors that may affect AbbVie is set forth in Item 1A, “Risk Factors,” in AbbVie’s 2013 Annual Report on Form 10-K and in Item 1A, “Risk Factors” of Part II of AbbVie’s second quarter 2014 Quarterly Report on Form 10-Q, which have been filed with the SEC, the contents of which are not incorporated by reference into, nor do they form part of, this release.  Neither AbbVie nor Shire undertakes any obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Larry Peepo
(847) 938-8745	(847) 935-6722

Liz Shea
(847) 935-2211

Schedule 1

Profit Forecasts for AbbVie Inc for the Financial Year ending December 31, 2014 and Third Quarter ending September 30, 2014

In accordance with Rule 28.4(a) of the Code, the principal assumptions upon which the profit forecasts are based are included in this Schedule 1 to the announcement. In accordance with Rule 28.4(b) of the Code, there is a clear distinction made between assumptions which the Directors of AbbVie (or other members of AbbVie’s management) can influence and those which they cannot influence.

1.                                      General

AbbVie is amending its GAAP earnings guidance for the year ending December 31, 2014 and the third quarter ending September 30, 2014 as follows:

Revised Full-Year 2014 GAAP guidance:

Excluding the potential impact of the transaction with Shire, AbbVie is reducing its full year 2014 earnings-per-share guidance range on a GAAP basis to $2.11 to $2.21 after reflecting a reduction of $0.47 per share in relation to the upfront investment as part of the collaboration agreement with Calico and a reduction of $0.11 per share in relation to the upfront investment in the Infinity collaboration.  The full amount of both investments will be treated as a specified expense in 2014.

In addition, excluding the potential impact of the transaction with Shire, AbbVie is confirming its adjusted earnings-per-share guidance for the full-year 2014 of $3.06 to $3.16.

AbbVie’s 2014 outlook continues to exclude any potential revenue from the expected 2014 U.S. launch of its hepatitis C (HCV) therapy.

Revised Third-Quarter 2014 GAAP guidance:

Excluding the potential impact of the transaction with Shire, AbbVie is also reducing its Q3 2014 earnings-per-share guidance range on a GAAP basis to $0.41 to $0.43 after reflecting the reduction of $0.27 per share in relation to the initial commitment of the upfront investments in Q3 as stated above.

In addition, excluding the potential impact of the transaction with Shire, AbbVie is confirming its adjusted earnings-per-share guidance for the third quarter 2014 of $0.77 to $0.79, which also continues to exclude any potential revenue from the expected 2014 U.S. launch of its hepatitis C (HCV) therapy.

The Revised Full-Year 2014 GAAP guidance and Revised Third-Quarter 2014 GAAP guidance constitute profit forecasts for the purposes of the Code (the “AbbVie Profit Forecasts”).

In the above statements, diluted earnings per share is defined as net earnings attributable to AbbVie divided by the weighted average number of diluted shares for the year. The computation of weighted average shares for diluted earnings per share adds back incremental shares from assumed conversions of stock options, net of assumed share repurchases and LTIP shares to the weighted average shares of basic earnings per shares.

2.                                      Basis of preparation

The AbbVie Profit Forecasts have been prepared on a basis consistent with the accounting policies for AbbVie which are in accordance with generally accepted accounting standards in the U.S. and those which AbbVie anticipates will be applicable for the full year ending December 31, 2014.

AbbVie has prepared the AbbVie Profit Forecasts based on unaudited interim financial results for the six months ended June 30, 2014 and a forecast to December 31, 2014 and September 30, 2014.

3.                                      Assumptions

AbbVie has prepared the AbbVie Profit Forecasts on the basis of the following assumptions:

Factors outside the influence or control of AbbVie and its Directors

•                  There will be no material change to the existing prevailing global macroeconomic and political conditions during the year ended December 31, 2014.

•                  The Euro, British pound and Japanese yen and other exchange rates, and inflation and tax rates in AbbVie’s principal markets will remain materially unchanged from the prevailing rates.

•                  There will be no material change in legislation or regulatory requirements impacting on AbbVie’s operations or its accounting policies.

•                  There will be no material change in AbbVie’s labor costs, including medical and pension and other post-retirement benefits driven by external parties or regulations.

•                  There will be no material adverse events that will have a significant impact on AbbVie’s financial performance.

Factors within the influence or control of AbbVie and its Directors

•                  The AbbVie Profit Forecast excludes any material acquisitions or disposals yet to be announced in the year ended December 31, 2014.

•                  The AbbVie Profit Forecast excludes any exceptional transaction, financing or transition costs associated with the proposed transaction with Shire plc.

•                  Current separation plans and costs as part of the Transition Service Agreement with Abbott will conclude materially as AbbVie would reasonably expect based on AbbVie’s past experience.

•                  The AbbVie Profit Forecast excludes any potential revenue from the expected 2014 U.S. launch of its HCV therapy.

•                  There will be no material change in the weighted average number of diluted shares in issue.

•                  There will be no material change in the present management or control of AbbVie or its existing operational strategy.

Schedule 2

Report of PricewaterhouseCoopers pursuant to Rule 28.1(a)(i) of the City Code on Takeovers and Mergers

The Directors (the “Directors”)

AbbVie Inc.

1 North Waukegan Road

North Chicago

Illinois 60064

United States of America

J.P. Morgan Limited (the “Financial Adviser”)

25 Bank Street

Canary Wharf

London

E14 5JP

September 3, 2014

Dear Sirs

AbbVie Inc

We report on the profit forecasts comprising the statement by AbbVie Inc (the “Company”) and its subsidiaries (together the “Group” ) in relation to the earnings guidance for the year ending December 31, 2014 and the three months ended September 30, 2014, on a GAAP basis (the “Profit Forecasts”). The Profit Forecasts and the material assumptions, upon which they are based, are set out in Schedule 1 of the announcement issued by the Company dated September 3, 2014 (the “Document”).

This report is required by Rule 28.1(a)(i) of the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers (the “City Code”) and is given for the purpose of complying with that rule and for no other purpose.

Responsibilities

It is the responsibility of the Company and directors of the Company (the “Directors”) to prepare the Profit Forecasts in accordance with the requirements of the City Code.

It is our responsibility to form an opinion as required by Rule 28.1(a)(i) of the City Code as to the proper compilation of the Profit Forecasts and to report that opinion to you.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed and for any responsibility arising under Rule 28.1(a)(i) of the City Code to any person as and to the extent therein provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 23.3(b) of the City Code, consenting to its inclusion in the Document.

Basis of Preparation of the Profit Forecasts

The Profit Forecasts have been prepared on the basis stated in Schedule 1 of the Document and are based on the unaudited interim financial results for the six months ended June 30, 2014 and a forecast to September 30, and to December 31, 2014. The Profit Forecasts are required to be presented on a basis consistent with the accounting policies of the Group.

Basis of Opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecasts have been prepared and considering whether the Profit Forecasts have been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the Company and the Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the Company and the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecasts have not been disclosed or if any material assumption made by the Directors appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecasts have been properly compiled on the basis stated.

Since the Profit Forecasts and the assumptions on which they are based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecasts and differences may be material.

Our work has not been carried out in accordance with auditing standards generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Opinion

In our opinion, the Profit Forecasts have been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of the Group.

Yours faithfully

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chartered Accountants

Schedule 3

Report of J.P. Morgan pursuant to Rule 28.1(a)(ii) of the City Code on Takeovers and Mergers

The Directors (the “Directors”)

AbbVie Inc.

1 North Waukegan Road

North Chicago

Illinois 60064

United States of America

3 September 2014

Dear Sirs

Report by the financial adviser to AbbVie Inc. (the “Company”)

We refer to the profit forecasts comprising the statement by the Company and its subsidiaries in relation to the revised GAAP earnings per share guidance for the year ending December 31 2014 and the third quarter ending 30 September 2014 made by the Company in the announcement issued by the Company on 3 September 2014 (the “Profit Forecasts”).

We have discussed the Profit Forecasts and the bases and assumptions on which they have been prepared with duly authorized executive officers of the Company (acting on behalf of the Company) and with PricewaterhouseCoopers LLP (“PwC”), the Company’s reporting accountants. We have also discussed the accounting policies and calculations for the Profit Forecasts with PwC and we have considered their letter of today’s date addressed to you and ourselves on this matter. We have relied upon the accuracy and completeness of all the financial and other information discussed with us and have assumed such accuracy and completeness for the purposes of delivering this letter.

This letter to you is provided solely in connection with our obligation under Rule 28.1(a) (ii) of the City Code on Takeovers and Mergers and for no other purpose. We accept no responsibility and, to the fullest extent permitted by law, exclude all liability to any other person other than to you, in your capacity as directors of the Company, in respect of this letter or the work undertaken in connection with this letter.

On the basis of the foregoing, we consider that the Profit Forecasts referred to above, for which the Company and the Directors are solely responsible, have been prepared with due care and consideration.

Yours faithfully,

J.P. Morgan Limited